Exhibit 99.1

FOR IMMEDIATE RELEASE

MCCORMICK TO ACQUIRE LAWRY’S® BRAND

SPARKS, MD., NOVEMBER 14 - McCormick & Company, Incorporated (NYSE:MKC) today announced that it has signed a definitive agreement with Unilever to purchase the assets of Lawry’s for $605 million in cash.

•                  Lawry’s manufactures and sells a variety of marinades and seasoning blends under the well-known Lawry’s and Adolph’s® brands.

•                  Annual sales of this business are approximately $150 million, primarily in the U.S. and Canada.

•                  The acquisition supports the Company’s long-term outlook to grow sales 4-6%.

The Lawry’s business includes a full line of seasoning blend products under the Lawry’s and Adolph’s brands that are marketed in grocery stores and other consumer outlets, and account for 65% of sales.  Another 23% of sales are Lawry’s wet marinades which lead the category in the U.S. market.  Sales to food service customers represent the remaining 12%.   The acquisition includes the rights to the brands as well as related inventory and a small number of dedicated production lines.  It does not include any manufacturing facilities or employees.

The acquisition is expected to be immediately accretive to earnings.  The purchase price is approximately nine times EBITDA (earnings before interest, tax, depreciation and amortization).  Upon closing, the Company will finance this purchase through cash from operations, committed bank lines and commercial paper borrowings, after which an appropriate longer-term capital structure will be put into place.

The closing of the transaction is subject to the expiration or termination of the Hart-Scott-Rodino waiting period and other customary closing conditions.  The Company has agreed to pay Unilever a $30 million termination fee, subject to certain limited conditions, in the event that HSR clearance is not obtained.

Robert J. Lawless, Chairman and CEO of McCormick, stated, “We are extremely pleased to have reached an agreement for the purchase of Lawry’s.  The acquisition of attractive consumer brands to complement our existing portfolio of flavors for food is one of our key objectives.  Lawry’s is a well-known brand that has achieved a high level of consumer acceptance over the years.

“We are excited about the opportunity to enter the growing marinades category and to achieve synergies through the utilization of our manufacturing assets to produce the seasoning blends.  We intend to invest a portion of the synergies we achieve to reinvigorate sales growth through innovation and focused marketing.

“With its strong heritage in delivering distinctive full flavors to main meals, Lawry’s will be an excellent addition to our portfolio of products.”

Forward-looking Information

                Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  Actual results could differ materially from those projected in the forward-looking statements.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

                McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food processing businesses as well as to retail outlets.

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For information contact:

Corporate Communications:

John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or

joyce_brooks@mccormick.com)

11/2007